FOR IMMEDIATE RELEASE	For further information,
	Contact:	Lani Jordan (651) 355-4946 lani.jordan@chsinc.com

CHS increases investment in Brazilian joint venture

INVER GROVE HEIGHTS, MINN. (October 7, 2008) – CHS Inc., a leading energy, grains and foods company, announced today it has invested an additional $76.25 million in Multigrain AG, a diverse Brazilian agricultural joint venture company.

CHS, the largest U.S. producer-owned cooperative, said the increased investment in Multigrain supports its strategic direction as a major supplier of grain to the global marketplace from both domestic and key international sources. The additional capital will allow Multigrain to expand its operations which include grain origination and export facilities, integrated production of soybeans, corn, sugar cane and cotton; and agricultural processing. CHS total cash investment in Multigrain is now $134.5 million.

Mitsui & Co. Ltd. of Japan also announced it has invested an additional $123.7 million in Multigrain. As a result, CHS and Mitsui each own 39.35 percent of Multigrain, with the remainder held by PMG Trading of Brazil. Multigrain was formed in 2006.

CHS Inc. (www.chsinc.com) is a diversified energy, grains and foods company committed to providing the essential resources that enrich lives around the world. A Fortune 200 company, CHS is owned by farmers, ranchers and cooperatives, along with thousands of preferred stockholders, from the Great Lakes to the Pacific Northwest and from the Canadian border to Texas. CHS supplies energy, crop nutrients, grain, livestock feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products. CHS is listed on the NASDAQ at CHSCP.

This document contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of additional factors that may materially affect management’s estimates and predictions, please view the CHS Inc. annual report filed on Form 10-K for the year ended Aug. 31, 2007, which can be found on the Securities and Exchange Commission web site (www.sec.gov) or on the CHS web site www.chsinc.com.